Exhibit 99.1

MSG NETWORKS INC. REPORTS

FOURTH QUARTER AND FISCAL 2020 RESULTS

Fiscal 2020 fourth quarter revenues of $152.1 million

Fiscal 2020 fourth quarter operating income of $83.1 million

Fiscal 2020 fourth quarter adjusted operating income of $90.5 million

NEW YORK, N.Y., August 13, 2020 - MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fourth quarter and fiscal year ended June 30, 2020.

For the fiscal 2020 fourth quarter, MSG Networks Inc. generated revenues of $152.1 million, a decrease of 10% as compared with the prior year quarter. In addition, the Company generated operating income of $83.1 million, an increase of 18%, adjusted operating income of $90.5 million, an increase of 18%, and net income of $55.9 million, an increase of 36%, all as compared with the prior year quarter.(1)

For fiscal 2020, MSG Networks Inc. generated revenues of $685.8 million, a decrease of 5% as compared with the prior year. In addition, the Company generated operating income of $295.0 million, a decrease of 5%, adjusted operating income of $321.4 million, a decrease of 4%, and net income of $185.2 million, a decrease of 1%, all as compared with the prior year.

President and CEO Andrea Greenberg said, “The impact of the COVID-19 pandemic is being felt by virtually every business around the world. Yet despite its effects, we have continued to accomplish many of our key goals, while engaging fans with compelling programming on our two 24/7 networks. During fiscal 2020, we successfully renewed two major affiliate agreements, grew non-ratings based advertising revenue, strengthened our balance sheet and generated substantial free cash flow. As we continue to navigate the challenges of the pandemic as well as the evolving media landscape, we remain confident in the importance of our live professional sports content and the value it delivers for our affiliates, advertisers and viewers.”

Fiscal Year 2020 Fourth Quarter and Annual Results

(In thousands, except per share data)	Three Months Ended June 30, 2020	Twelve Months Ended June 30, 2020
Revenues	$152,114	$685,797
Operating income	83,068	294,968
Adjusted operating income	90,491	321,366
Net Income	55,920	185,221
Diluted EPS	$0.97	$2.92

(1)	See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.

Summary of Fiscal 2020 Fourth Quarter Results from Operations

Fiscal 2020 fourth quarter total revenues of $152.1 million decreased 10%, or $16.2 million, as compared with the prior year period. Affiliation fee revenue decreased $8.3 million, primarily due to the impact of a decrease in subscribers of approximately 8% and, to a lesser extent, an unfavorable $2.0 million net affiliate adjustment recorded in the current year quarter, partially offset by the impact of higher affiliation rates.

Advertising revenue decreased $7.2 million, as compared with the prior year period, primarily due to the absence of live professional sports telecasts (including playoff games) in the current year quarter due to the cancellation of games as a result of the shortened NBA and NHL 2019-20 seasons, as well as a lower net decrease in deferred revenue related to ratings guarantees, and other net decreases. Other revenues decreased $0.7 million as compared with the prior year period.

Direct operating expenses of $46.4 million decreased 34%, or $23.7 million, as compared with the prior year quarter. The decrease was primarily due to a reduction in rights fees expense due to the cancellation of games as a result of the shortened NBA and NHL 2019-20 seasons, partially offset by contractual rate increases.

Selling, general and administrative expenses of $20.7 million decreased 22%, or $5.7 million, as compared with the prior year quarter. This decrease reflects the absence of $3.6 million in expenses recorded in the prior year quarter that were not indicative of the Company’s core expense base, as well as lower advertising and marketing costs and lower advertising sales commissions, partially offset by other net cost increases.

Operating income of $83.1 million increased 18%, or $12.9 million, as compared with the prior year quarter, primarily due to the decrease in direct operating expenses and, to a lesser extent, lower selling, general and administrative expenses (including share-based compensation expense), partially offset by the decrease in revenues.

Adjusted operating income of $90.5 million increased 18%, or $14.1 million, as compared with the prior year quarter, primarily due to the decrease in direct operating expenses and, to a lesser extent, lower selling, general and administrative expenses (excluding share-based compensation expense), partially offset by the decrease in revenues.

About MSG Networks Inc.

MSG Networks Inc., a pioneer in sports media, owns and operates two award-winning regional sports and entertainment networks and a companion streaming service that serve the nation’s number one media market, the New York DMA, as well as other portions of New York, New Jersey, Connecticut and Pennsylvania. The networks feature a wide range of compelling sports content, including exclusive live local games and other programming of the New York Knicks, New York Rangers, New York Islanders, New Jersey Devils and Buffalo Sabres, as well as significant coverage of the New York Giants and Buffalo Bills. This content, in addition to a diverse array of other sporting events and critically acclaimed original programming, has established MSG Networks as the gold standard in regional sports.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns	Ari Danes, CFA
Communications	Investor Relations
(212) 465-6442	(212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 3798172

Conference call replay number is 855-859-2056 / Conference ID Number 3798172 until August 20, 2020

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019
Revenues	$152,114	$168,362	$685,797	$720,845
Direct operating expenses	46,350	70,064	282,837	300,274
Selling, general and administrative expenses	20,656	26,343	100,829	103,274
Depreciation and amortization	2,040	1,748	7,163	7,398

Operating income	83,068	70,207	294,968	309,899
Other income (expense):
Interest income	500	1,772	4,234	6,343
Interest expense	(6,156)	(12,316)	(36,324)	(47,589)
Debt refinancing expense	—	—	(2,764)	—
Other components of net periodic benefit cost	(256)	1,475	(1,030)	244

	(5,912)	(9,069)	(35,884)	(41,002)

Income from operations before income taxes	77,156	61,138	259,084	268,897
Income tax expense	(21,236)	(19,959)	(73,863)	(82,715)

Net income	$55,920	$41,179	$185,221	$186,182

Earnings per share:
Basic
Net income	$0.98	$0.55	$2.93	$2.48
Diluted
Net income	$0.97	$0.54	$2.92	$2.46
Weighted-average number of common shares outstanding:
Basic	57,062	75,152	63,172	75,069
Diluted	57,357	75,764	63,515	75,731

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director stock plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019
Operating income	$83,068	$70,207	$294,968	$309,899
Share-based compensation expense	5,383	4,429	19,235	18,087
Depreciation and amortization	2,040	1,748	7,163	7,398

Adjusted operating income	$90,491	$76,384	$321,366	$335,384

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2020	June 30, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$196,837	$226,423
Accounts receivable, net	105,549	108,349
Related party receivables, net	14,190	16,091
Prepaid income taxes	461	1,968
Prepaid expenses	11,063	2,003
Other current assets	4,541	5,286

Total current assets	332,641	360,120
Property and equipment, net	8,758	9,302
Amortizable intangible assets, net	30,283	33,743
Goodwill	424,508	424,508
Operating lease right-of-use assets	17,153	—
Other assets	37,460	39,226

Total assets	$850,803	$866,899

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$2,115	$907
Related party payables	1,472	941
Current portion of long-term debt	37,229	111,789
Current portion of operating lease liabilities	5,492	—
Income taxes payable	641	—
Accrued liabilities:
Employee related costs	14,187	15,466
Other accrued liabilities	10,116	13,898
Deferred revenue	2,753	185

Total current liabilities	74,005	143,186
Long-term debt, net of current portion	1,043,780	906,228
Long-term operating lease liabilities	13,780	—
Defined benefit and other postretirement obligations	25,860	25,834
Other employee related costs	5,149	4,713
Other liabilities	1,536	2,310
Deferred tax liability	239,542	243,396

Total liabilities	1,403,652	1,325,667

Commitments and contingencies
Stockholders’ Deficiency:
Class A Common Stock, par value $0.01, 360,000 shares authorized; 43,122 and 61,287 shares outstanding as of June 30, 2020 and 2019, respectively	643	643
Class B Common Stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of June 30, 2020 and 2019	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	12,731	9,916
Treasury stock, at cost, 21,137 and 2,972 shares as of June 30, 2020 and 2019, respectively	(457,363)	(179,561)
Accumulated deficit	(100,792)	(282,414)
Accumulated other comprehensive loss	(8,204)	(7,488)

Total stockholders’ deficiency	(552,849)	(458,768)

Total liabilities and stockholders’ deficiency	$850,803	$866,899

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Twelve Months Ended June 30,
	2020	2019
Net cash provided by operating activities	$210,032	$205,959
Net cash used in investing activities	(2,814)	(4,879)
Net cash used in financing activities	(236,804)	(180,000)

Net increase (decrease) in cash and cash equivalents	(29,586)	21,080

Cash and cash equivalents at beginning of period	226,423	205,343

Cash and cash equivalents at end of period	$196,837	$226,423

Free Cash Flow

	Twelve Months Ended June 30,
	2020	2019
Net cash provided by operating activities	$210,032	$205,959
Less: Capital expenditures	(2,814)	(2,879)

Free cash flow	$207,218	$203,080

Capitalization

June 30, 2020
Cash and cash equivalents	$196,837
Credit facility debt(a)	1,086,250

Net debt	$889,413

Reconciliation of operating income to AOI for trailing twelve-month period(b)
Operating Income	$294,968
Share-based compensation expense	19,235
Depreciation and amortization	7,163

Adjusted operating income	$321,366

Leverage ratio(c)	2.8x

(a)	Represents aggregate principal amount of the debt outstanding.
(b)	Represents reported adjusted operating income for the trailing twelve months.
(c)	Represents net debt divided by trailing twelve-month adjusted operating income, which differs from the covenant calculation contained in the Company’s credit facility.